Exhibit 99.1

Tesla Q1 2020 Vehicle Production & Deliveries

In the first quarter, we produced almost 103,000 vehicles and delivered approximately 88,400 vehicles. This is our best ever first quarter performance.

	Production	Deliveries	Subject to lease accounting
Model S/X	15,390	12,200	16%
Model 3/Y	87,282	76,200	5%
Total	102,672	88,400	7%

Model Y production started in January and deliveries began in March, significantly ahead of schedule. Additionally, our Shanghai factory continued to achieve record levels of production, despite significant setbacks.

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Our net income and cash flow results will be announced along with the rest of our financial performance when we announce Q1 earnings. Our delivery count should be viewed as slightly conservative, as we only count a car as delivered if it is transferred to the customer and all paperwork is correct. Final numbers could vary by up to 0.5% or more. Tesla vehicle deliveries represent only one measure of the company’s financial performance and should not be relied on as an indicator of quarterly financial results, which depend on a variety of factors, including the cost of sales, foreign exchange movements and mix of directly leased vehicles.